Exhibit 99.1

July 20, 2007

Homeland Energy Solutions, LLC
P.O. Box C
Riceville, IA 50466

The Board of Directors of Homeland Energy Solutions has been working behind the scenes. As many of you know, no dirt has been moved on the site at this time. This does not mean we have not been busy.

The land for the plant has been purchased and sowed with oats to control weeds on the site before starting the dirt work. Corn has been planted on land that will not be utilized for construction.

Homeland met with the department of Natural Resources on May 23rd. Homeland has applied for a Title V air permit, which requires a 30 day public comment period. We anticipate that our comment period will approximately run from July 5th to August 5th. Homeland has decided to wait with the dirt excavation until the permit had been signed. Homeland may ask you as members to submit your positive comments to the DNR. We will notify you by e-mail or you may look for updates on the web page about up coming public meetings.

In other business, Homeland’s debt financing is on track, as we have entered into a preliminary proposal with Home Federal Savings Bank of Rochester, Minnesota to provide debt financing. Under this proposal, Home Federal is offering credit up to $140 million. We paid an underwriting fee of $50,000 to Home Federal upon signing this proposal. We anticipate that we will be able to enter into a definitive loan agreement with Home Federal for our necessary debt financing.

Homeland has a member equity figure at this time of approximately $98 million. Homeland can accept equity to $110 million. Homeland has budgeted approximately $238 million in which to build our plant. If you would like to purchase additional units, please contact the office and we’ll work out the details.

Homeland Energy Solutions has entered into a design build contract with Fagen Inc. This has been secured within our budgeted values.

EPIC/Burns and McDonald/Peabody (coal gasification contractors) have continued to engineer and provide services to provide our plant the lowest cost of energy for production.

Cornerstone has also negotiated a natural gas line TAP agreement with Alliance for Homeland. Dairyland/Hawkeye REC is working with the utilities board to provide a substation agreement.

Homeland has also been working towards some state and federal grant/loans. Homeland has received a grant for $100,000 from VAAPFAP. We have also applied for state income state tax credits, state sales tax credits and property tax relief.

Homeland continues to move forward each day. The board is taking the necessary steps to get this plant into production. If you have any concerns please feel free to talk to one of the board members or call our office. We would be pleased to answer your questions.

Thank you for your continued support and trust in Homeland Energy Solutions.

Respectively,
Your Board of Directors